Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DXP Enterprises, Inc. of our report dated March 31, 2017, relating to our audit of the 2016 consolidated financial statements, which appears in the Annual Report on Form 10-K of DXP Enterprises, Inc. for the year ended December 31, 2018.

/s/ Hein & Associate LLP
Houston, Texas
August 22, 2019